
                                              FEDERATED DEPARTMENT STORES, INC.
                                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(a)
                                             (in thousands, except ratio data)


                                           For the 26 Weeks Ended July 29, 1995         For the 52 Weeks Ended January 28, 1995
                                           ------------------------------------      -----------------------------------------------
                                                  Historical                         Historical   Proforma    Historical
                                           ----------------------
                                           Federated     Broadway   Pro Forma        Federated    Federated    Broadway    Pro Forma
                                           ---------     ---------  ---------        ---------    ---------    ---------   ---------
Income (loss) before income taxes          $ (188,121)  $  (80,746)  $(266,508)      $ 331,284    $ 167,756    $ (37,210)  $ 163,329

Add: Portion of rents representative
       of the interest factor                  64,169        8,950      73,595          71,109      128,338       18,850     147,188
     Interest expense                         223,558       62,499     264,524         262,115      465,217      100,904     526,296
                                           ----------   ----------   ---------       ---------    ---------    ---------   ---------
Adjusted income (loss)                     $   99,606   $   (9,297)  $  71,611       $ 664,508    $ 761,311    $  82,544   $ 836,813
                                           ----------   ----------   ---------       ---------    ---------    ---------   ---------
                                           ----------   ----------   ---------       ---------    ---------    ---------   ---------

Fixed charges:
  Interest expense                         $ 223,558    $   62,449   $ 264,524       $ 262,115    $ 465,217    $ 100,904   $ 526,296
  Capitalized interest                           686           514       1,200             447          447        2,812       3,259
  Portion of rents representative
    of the interest factor                    64,169         8,950      73,595          71,109      128,338       18,850     147,188
                                           ----------   ----------   ---------       ---------    ---------    ---------   ---------
Total fixed charges                        $ 288,413    $   71,963   $ 339,319       $ 333,671    $ 594,002    $ 122,566   $ 676,743
                                           ----------   ----------   ---------       ---------    ---------    ---------   ---------
                                           ----------   ----------   ---------       ---------    ---------    ---------   ---------

Ratio of earnings to fixed charges                 -             -           -          1.99 x       1.28 x            -      1.24 x


Deficiency of earnings to fixed charges    $ 188,807    $   81,260   $ 267,708               -            -    $  40,022           -



-------------------------

(a) For the purposes of determining the ratio or deficiency of earnings to fixed charges, earnings consist of income before taxes plus fixed charges (excluding interest capitalized). Fixed charges represent interest incurred, amortization of debt expense, and that portion of rental expense on operating leases deemed to be equivalent of interest.


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